                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

               Filed by the Registrant [X]

               Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Urologix, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                Urologix, Inc.

                        14405 Twenty-First Avenue North
                         Minneapolis, Minnesota 55447

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               November 10, 1999

   Notice is hereby given that the Annual Meeting of Shareholders of Urologix, Inc. will be held at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, on Wednesday, November 10, 1999 at 10:00 a.m., local time, for the following purposes:

  1. To elect three directors to hold office for a term of three years or until their respective successors have been elected.

  2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed September 27, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Christopher R. Geyen
                                          Christopher R. Geyen, Secretary

Minneapolis, Minnesota
October 4, 1999

   To ensure your representation at the Annual Meeting, please sign, date and return your proxy in the enclosed envelope, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire. This proxy is solicited on behalf of the Board of Directors of the Company.

                                Urologix, Inc.

                        14405 Twenty-First Avenue North
                         Minneapolis, Minnesota 55447

                                PROXY STATEMENT

   This Proxy Statement is furnished to the shareholders of Urologix, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on November 10, 1999 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

   Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 14405 Twenty-First Avenue North, Minneapolis, Minnesota 55447, and its telephone number is (612) 475-1400. The mailing of this proxy statement to shareholders of the Company commenced on or about October 4, 1999.

   The total number of shares outstanding and entitled to vote at the meeting as of September 27, 1999 consisted of 11,485,170 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on September 27, 1999 will be entitled to vote at the meeting. A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in "street name" indicating that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                AND MANAGEMENT

   The following table includes information as of September 27, 1999 concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the common stock of the Company, (ii) each of the directors of the Company, (iii) each of the Named Executive Officers of the Company, and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

     Name and Address of                 Number of Shares        Percentage
     Beneficial Owner                  Beneficially Owned(1) Beneficially Owned
     -------------------               --------------------- ------------------
     Dimensional Fund Advisors Inc...          734,900(2)            6.4%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401-1038
     John Reid.......................          620,087               5.4%
     195 Bunker Hill Avenue
     Stratham, NH 03885
     Boston Scientific Corporation...          587,500               5.1%
     One Boston Scientific Place
     Natick, MA 01670
     Mitchell Dann...................          537,351(3)            4.7%
     Susan Bartlett Foote............            5,000                 *
     Bobby I. Griffin................            8,000                 *
     Paul A. LaViolette..............          597,500(4)            5.2%
     Robert R. Momsen................           26,227(5)              *
     Michael M. Selzer, Jr...........          105,775(6)              *
     David C. Utz, M.D...............           38,800                 *
     John P. Costello................              --                  *
     Wesley E. Johnson, Jr...........           64,374                 *
     Jack E. Meyer...................          182,032               1.6%
     David W. Powell.................            2,500                 *
     W. Allen Putnam.................           80,714                 *
     Rob J.W. ten Hoedt..............            1,200                 *
     All current directors and
      executive officers as a group
      (10 persons)...................        1,413,736              12.1%

--------
*  Indicates ownership of less than one percent.
(1) Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of this Proxy Statement: Mr. Dann, 10,000 shares; Ms. Bartlett Foote, 5,000 shares; Mr. Griffin, 5,000 shares; Mr. LaViolette, 10,000 shares; Mr. Momsen, 10,000 shares; Mr. Selzer, 45,775 shares; Dr. Utz, 34,300 shares; Mr. Johnson 3,906 shares; Mr. Putnam 27,009 shares; and all directors and executive officers as a group, 159,947 shares.
(2) Based on the Form 13F filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. on August 6, 1999.
(3) Includes 36,358 shares owned by M. Dann & Co. Profit Sharing Trust and a separate trust for the benefit of family members.
(4) Includes 587,500 shares owned by Boston Scientific Corporation. Mr. LaViolette is Senior Vice President of Boston Scientific Corporation and President of Boston Scientific International. Mr. LaViolette disclaims beneficial ownership of shares held by Boston Scientific Corporation.
(5) Includes 16,227 shares owned by the Momsen Living Trust, of which Mr. Momsen is a trustee.
(6) Includes 25,000 shares of restricted stock, which are subject to forfeiture under certain circumstances.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

   Pursuant to the terms of the Amended and Restated Articles of Incorporation of the Company, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. The terms of Mr. Dann, Ms. Foote and Dr. Utz expire at the Annual Meeting of Shareholders on November 10, 1999, the term of Mr. LaViolette expires at the Annual Meeting of Shareholders following fiscal 2000 and the terms of Messrs. Griffin, Momsen and Selzer expire at the Annual Meeting of Shareholders following fiscal year 2001. Buzz Benson, a member of the Board of Directors since 1992, resigned in September 1999. The Company desires to express its gratitude to Mr. Benson for his many years of valuable service to the Company. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office.

   Three directors will be elected at the Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2002 or until their successors are elected. The Board of Directors has nominated for election Mitchell Dann, Susan Bartlett Foote and David C. Utz, M.D., all of whom are currently directors. Mr. Dann and Dr. Utz are currently serving as directors and were previously elected by the shareholders. Ms. Foote was elected by the current directors to fill a vacancy on the Board.

   It is intended that proxies will be voted for the named nominees. Unless otherwise indicated, each nominee and each continuing director has been engaged in his or her present occupation as set forth below, or has been an officer with the organization indicated, for more than five years. The Board of Directors believes that the nominees named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

   The names and biographical information concerning each nominee and the other directors filling unexpired terms are set forth below, based upon information furnished to the Company by the nominee and directors.

                           Principal Occupation and Other Directorships
Name and Age               ----------------
---------

Nominees proposed for election for term expiring at the Annual Meeting following fiscal 2002:

Mitchell Dann (39).......  Mr. Dann was a co-founder of the Company, has served as a director since its inception in 1991 and served as acting President from June 1993 to January 1994 and from October 1998 to January 1999. He became Chairman of the Board in March 1993. Mr. Dann is the founder of Sapient Capital Management, LLC, a healthcare investment fund, and President of
                           M. Dann & Co., Inc., a venture capital advisory firm. Prior to M. Dann & Co., Mr. Dann co-founded and held the position of Managing Partner at IAI Venture Capital Group, the venture capital division of Investment Advisers, Inc.

Susan Bartlett Foote       Ms. Foote has served as a director of the Company
(53).....................  since March 1999. She has been an Associate
                           Professor and Division Head of the Division of Health Services Research and Policy at the
                           University of Minnesota since July 1999. From 1996 until July 1999, Ms. Foote was the President of
                           Public Policy Partners, a health care policy development and lobbying organization located in Washington, D.C., which she founded. From 1995 to 1996, Ms. Foote was Senior Vice President of APCO
                           Associates, Inc., a
                           public affairs firm, and a partner of the Washington office of the Dorsey & Whitney Law Firm.
                           Prior to that, Ms. Foote was a Senior Health Policy
                           Analyst for the Office of United States Senator
                           Dave Durenberger.

David C. Utz, M.D.         Dr. Utz has been a director of the Company since
(75).....................  September 1994. He is an emeritus consultant, Mayo
                           Clinic. Dr. Utz was Professor of Urology, Mayo
                           Medical School, and a consultant in the Department of Urology from 1957 to 1988. He holds an M.D.
                           degree from St. Louis University School of Medicine and a M.S. degree in Urology from the University of Minnesota. Dr. Utz has served in many medical and professional urological associations and received numerous prestigious awards in the field of urology. He has been the author of over 145 publications and 28 abstracts and editorials.

Directors serving continuing terms:

Bobby I. Griffin (62)....  Mr. Griffin has served as a director of the Company since November 1998. From 1973 to 1998, Mr. Griffin held various positions with Medtronic Inc., a medical device manufacturer, and from 1991 to 1998 served as Executive Vice President of Medtronic Inc. and President of the Medtronic Pacing Business. Mr. Griffin retired from Medtronic in 1998. Mr. Griffin is also a director of MTS Systems Corporation, a manufacturer of testing and simulation equipment, and Lutheran Brotherhood Corporation, a fraternal life insurance and investment products company.

Paul A. LaViolette         Mr. LaViolette has served as a director of the
(42).....................  Company since April 1996. Mr. LaViolette is a
                           Senior Vice President of Boston Scientific
                           Corporation and President of Boston Scientific
                           International. He joined Boston Scientific
                           Corporation in 1994 as President of International, and in 1995 he was elected Senior Vice President and Group President for the Nonvascular Businesses.
                           In October 1998, he was appointed President of International. Previously, Mr. LaViolette was with
                           C. R. Bard for ten years, where he served as President of Bard's USCI Division from 1993 to 1994 and its USCI Angioplasty Division from 1991 to 1993. Before that time, he held several other marketing positions at Bard between 1984 and 1991.

Robert R. Momsen (52)....  Mr. Momsen has served as a director of the Company since December 1992. Since 1981, Mr. Momsen has been a general partner of InterWest Partners, a venture capital firm. Mr. Momsen is also a director of COR Therapeutics, Inc., Coulter Pharmaceutical, Inc., and Progenitor, Inc., each of which is a biopharmaceutical company, Innovasive Devices, Inc., a tissue repair system company, Integ Incorporated, a medical diagnostic company, ArthroCare Corporation, a manufacturer of arthroscopic surgical equipment, and several privately-held medical companies.

Michael M. Selzer, Jr.     Mr. Selzer has served as a director of the Company
(47).....................  since January 1999, when he joined the Company as
                           President and Chief Executive Officer. From 1994 to
                           1998, Mr. Selzer served as Vice President and
                           General Manager of the Neurostimulation Business of
                           Medtronic, Inc., a medical device manufacturer.
                           From 1987 to

                           1994, Mr. Selzer served as a Vice President of Medtronic in various general management roles with its micro electronics subsidiary, battery operation, biomaterials development group and animal research facility. Mr. Selzer is also a director of Cyberoptics Corporation, a manufacturer of semiconductor equipment.

   Meetings. The Board of Directors met six times during fiscal year 1999. Each current director who served as a director in fiscal 1999 attended at least seventy-five percent of the meetings of the Board of Directors and Board committees on which the director served.

   Board Committee Meetings. The Compensation Committee, which is currently comprised of Messrs. Griffin and Momsen, acts on behalf of the Board of Directors in developing the executive compensation policies and administering the compensation programs for the chief executive officer, the Company's executive officers, and other key executives; evaluates and acts upon the incentive compensation plans for the Company's employees; administers the Company's Stock Option Plan and other compensation plans approved by the Board of Directors and shareholders; and makes recommendations to the Board with respect to the compensation of Directors. The Compensation Committee met or took action on six occasions in fiscal 1999.

   The Audit Committee is responsible for recommending which firm to engage as the Company's independent auditors; reviewing and evaluating significant matters relating to the audit and internal controls of the Company; and reviewing the scope and results of audits by, and recommendations of, the Company's independent auditors. In addition, the Audit Committee reviews the audited financial statements of the Company and considers major changes and questions of choice regarding appropriate auditing and accounting principles and practices to be followed in the preparation of the Company's financial statements. The Audit Committee, which was comprised of Messrs. Benson and LaViolette, met twice in fiscal 1999.

   The Company does not have a nominating committee. However, the Company's Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year's Annual Meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

   Vote Required. The affirmative vote of a majority of the shares of common stock represented at the meeting in person or by proxy is required for the election of the three nominees.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE
NOMINEES.

Executive Officers and Other Members of Management of the Company

   The executive officers and other members of management of the Company are as follows:

Name                            Age Position
----                            --- --------
                                    President, Chief Executive Officer and
Michael M. Selzer, Jr..........  47 Director
Christopher R. Geyen...........  28 Vice President, Finance and Administration,
                                    Treasurer and Secretary
W. Allen Putnam................  52 Vice President, Regulatory and Quality
David J. Talen.................  38 Vice President, Urologix International
Stephen J. Clark...............  38 Vice President, Business Development
David J. Michaelson............  41 Vice President, U.S. Sales
Eric N. Rudie..................  38 Chief Technology Director
William M. Sutton..............  37 Director, Research and Development

   The following is a brief summary of the business experience of the Company's executive officers and other members of management.

   Mr. Selzer has served as President, Chief Executive Officer and a director of the Company since January 1999. From 1994 to 1998, Mr. Selzer served as Vice President and General Manager of the Neurostimulation Business of Medtronic, Inc., a medical device manufacturer. From 1987 to 1994, Mr. Selzer served as a Vice President of Medtronic in various general management roles within its micro electronics subsidiary, battery operation, biomaterials development group and animal research facility.

   Mr. Geyen was promoted to Vice President, Finance and Administration, Secretary and Treasurer in May 1999 after serving as Controller since joining Urologix in September 1998. Prior to joining Urologix, Mr. Geyen served as Controller of Survivalink Corporation, a medical device manufacturer, from 1996 through 1998. From 1993 though 1996, Mr. Geyen was an auditor for Ernst and Young, LLP. Mr. Geyen is a Certified Public Accountant.

   Mr. Putnam has served as Vice President, Regulatory and Quality for the Company since October 1994 and was Vice President of Operations from December 1993 to October 1994. Before joining Urologix, Mr. Putnam served as President and Chief Operating Officer of Uroplasty, Inc. from June 1992 to November 1993. Uroplasty was a wholly-owned subsidiary of Bioplasty, Inc., a medical products company. Mr. Putnam also held the position of Vice President of Quality Assurance and Regulatory Affairs at St. Jude Medical, Inc. from December 1989 to June 1992. In addition, Mr. Putnam has held various positions at Bio-Vascular, Inc., Minnetonka, Inc., Hollister Corporation, and Baxter-Travenol Laboratories.

   Mr. Talen was promoted to Vice President, Urologix International in September 1999 after serving as Director of Global Marketing since February 1999 and in other positions of increasing responsibility since joining Urologix in September 1997. Before joining Urologix, Mr. Talen held marketing management positions with Integ, Inc. (1994 to 1997) and SCIMED Life Systems, Inc. ("SCIMED")(1992 to 1994).

   Mr. Clark was promoted to Vice President, Business Development in September 1999 after serving as Director of Marketing and Healthcare Initiatives since January 1995. Prior to Urologix, Mr. Clark held marketing management positions at SCIMED, American Medical Systems (Pfizer Inc.) and Pharmacia Deltec.

   Mr. Michaelson was promoted to Vice President of U.S. Sales in September 1999, after serving as Director of North American Sales since joining Urologix in May 1997. Prior to joining Urologix, Mr. Michaelson served as Director of Sales at Conceptus, a GYN/reproductive medical startup company, from March 1995 to May 1997. Previously, Mr. Michaelson served as Regional Sales Manager at SCIMED from 1988 to 1994.

   Mr. Rudie has provided technology leadership since the Company's inception in May of 1991. During this time he has performed roles of increasing responsibility, including Principal Engineer (1991-1993), Director of Microwave Technology (1993-1998), Director of Research and Technology (1998-1999) and most recently as Chief Technology Director. Mr. Rudie is an inventor of 11 Urologix patents, including those covering Urologix' core competencies.

   Mr. Sutton was promoted to Director of Research & Development in October 1998 after serving as Manager of Research and Development since joining Urologix in May 1997. Prior to that time, Mr. Sutton served as Manager, Research and Development of Vas-Cath, Inc., a division of C.R. Bard specializing in dialysis and angioplasty catheters, from February 1995 to May 1997. Previously, Mr. Sutton held research and development and program management positions at C.R. Bard and Abbott Laboratories.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

   The following table shows, for the fiscal years ending June 30, 1999, 1998 and 1997, the cash compensation paid by the Company, as well as certain other compensation paid or accrued to those years, to Michael M. Selzer, Jr., the Company's President and Chief Executive Officer, and Jack E. Meyer, the Company's former President and Chief Executive Officer, and to each of the five other most highly compensated executive officers of the Company in office during fiscal year 1999, whose total cash compensation exceeded $100,000 during fiscal year 1999 (together with Messrs. Selzer and Meyer, the "Named Executive Officers") in all capacities in which they served:

                          Summary Compensation Table

                                                                         Long-Term
                                    Annual Compensation(1)          Compensation Awards
                                 --------------------------------- -----------------------
                                                                                Securities
                                                                   Restricted   Underlying
        Name and          Fiscal                      Other Annual   Stock       Options      All Other
   Principal Position      Year   Salary   Bonus      Compensation   Awards     (# Shares)   Compensation
   ------------------     ------  ------  -------     ------------ ----------   ----------   ------------
Michael M. Selzer,
Jr.(2)..................   1999  $100,000 $37,200(3)         --     $109,375(4)  400,000            --
President and Chief
Executive Officer
Jack E. Meyer(5)........   1999    64,038     --             --          --          --        $140,941(6)
Former President and       1998   180,019  22,500            --          --          --             --
Chief Executive Officer    1997   175,000  22,096            --          --       25,000            --
John P. Costello(7).....   1999   124,795     --             --          --      175,000(8)      66,234(6)
Former Executive V.P.,     1998   149,667  41,931            --          --      175,000(9)         --
Sales and Marketing        1997    62,500     --        $135,000         --      125,000            --
Wesley E. Johnson,
Jr.(10).................   1999   142,133     --             --          --       43,430(8)         --
Former V.P., Finance       1998   127,025  13,496            --          --          --             --
Chief Financial Officer,   1997   118,334  18,194            --          --          --             --
Treasurer and Secretary
David W. Powell(11).....   1999   135,375  25,180            --          --       68,900(8)         --
Vice President,
Operations                 1998   131,730  12,423            --          --       68,900(9)         --
                           1997   105,414  18,777            --          --       50,000            --
W. Allen Putnam.........   1999   127,123  13,646(12)        --          --       42,290(8)         --
Vice President,
Regulatory                 1998   116,151   9,945            --          --        8,000            --
and Quality                1997   112,919  12,949            --          --          --             --
Rob ten Hoedt(13).......   1999   150,000  32,784            --          --       58,500(8)         --
Vice President, Europe     1998    77,885  30,000            --          --          --             --

--------
(1) None of the Named Executive Officers received an aggregate amount of perquisites and other personal benefits exceeding $50,000 or 10% of the officer's total annual salary and bonus for the fiscal year.
(2) Mr. Selzer began employment with the Company in January 1999. Salary reflects partial year of service.
(3) Does not include fiscal 1999 bonus payment of $37,200 that Mr. Selzer elected to forego in order to receive 45,775 stock options granted in lieu of cash bonus compensation under the Stock Option Exchange Program. The options were granted after the conclusion of fiscal 1999.
(4) Mr. Selzer received 25,000 shares of restricted stock in connection with his initial employment. The Company's Common Stock had a closing market price of $4.375 per share on the date of grant. The shares are subject to forfeiture until January 4, 2000. Mr. Selzer is entitled to vote the shares and receive any dividends declared during the restricted period.
(5) Mr. Meyer resigned his position as President and Chief Executive Officer in October 1998.
(6) Represents post-termination severance payments.
(7) Mr. Costello left employment with the Company in March 1999. The fiscal 1997 Other Annual Compensation to Mr. Costello consisted of reimbursement of relocation expenses when he joined the Company in February 1997.

(8) The number of options includes 175,000 shares for Mr. Costello, 43,430 shares for Mr. Johnson, 32,290 shares for Mr. Putnam, 68,900 shares for Mr. Powell, and 50,000 shares for Mr. ten Hoedt that were granted prior to fiscal 1999 and were amended in fiscal 1999. See "Report on Option Repricing."
(9) The number of options includes 175,000 shares for Mr. Costello and 46,900 shares for Mr. Powell that were granted prior to fiscal 1998 and were amended in fiscal 1998.
(10) Mr. Johnson left employment with the Company in June 1999.
(11) Mr. Powell left employment with the Company in August 1999.
(12) Does not include fiscal 1999 bonus payment of $10,000 that Mr. Putnam elected to forego in order to receive 12,305 stock options granted in lieu of cash bonus compensation under the Stock Option Exchange Program. The options were granted after the conclusion of fiscal 1999.
(13) Mr. ten Hoedt left employment with the Company in August 1999.

 Option Grants

   The following table contains information concerning the grant of stock options under the Amended and Restated Urologix, Inc. 1991 Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 1999:

                       Option Grants in Last Fiscal Year

                           Individual Grants
----------------------------------------------------------------------------
                                       % of
                                       Total                                 Potential Realizable
                                      Options                                  Value at Assumed
                                      Granted                                Annual Rates of Stock
                                        to                Market              Price Appreciation
                                     Employees Exercise  Price on               for Option Term
                          Options    in Fiscal   Price     Date   Expiration ---------------------
Name                      Granted     Year(1)  Per Share of Grant    Date       5%         10%
----                      -------    --------- --------- -------- ---------- ---------------------
Michael M. Selzer, Jr...  400,000      31.20%   $3.875    $3.875  12/08/2008 $ 974,787 $ 2,470,301
Jack E. Meyer...........      --         --        --        --          --        --          --
John P. Costello........  175,000(1)   13.65%    3.625     3.625  10/13/2008   398,955   1,011,030
Wesley E. Johnson, Jr...   43,430(1)    3.39%    3.625     3.625  10/13/2008    99,009     250,909
David W. Powell.........   68,900(1)    5.37%    3.625     3.625  10/13/2008   157,074     398,057
W. Allen Putnam.........   32,290(1)    2.52%    3.625     3.625  10/13/2008    73,613     186,549
                           10,000       0.78%    3.625     3.625  10/13/2008    22,767      57,773
Rob ten Hoedt...........   50,000(1)    3.90%    3.625     3.625  10/13/2008   113,987     288,866
                            8,500       0.66%    3.625     3.625  10/13/2008    19,378      49,107

--------
(1) Reflects options that were granted prior to fiscal 1999 and were amended in fiscal 1999. See "Report on Option Repricing."

 Option Exercises and Year-End Values

   Stock options were exercised by the Named Executive Officers during the fiscal year ended June 30, 1999. The following table sets forth certain information regarding exercised and unexercised options held by each of the Named Executive Officers at the end of the fiscal year ended June 30, 1999.

              Aggregated Option Exercises in Last Fiscal Year and
                       Option Values at Fiscal Year End

                                                     Number of Securities      Value of Unexercised
                                                    Underlying Unexercised    In-the-Money Options at
                             Shares                Options at June 30, 1999      June 30, 1999(2)
                          Acquired On     Value    ------------------------- -------------------------
Name                      Exercise (#) Realized(1) Exercisable Unexercisable Exercisable Unexercisable
----                      ------------ ----------- ----------- ------------- ----------- -------------
Michael M. Selzer, Jr...        --           --         --        400,000          --         --
Jack E. Meyer...........    119,532     $394,300        --            --           --         --
John P. Costello........        --           --         --            --           --         --
Wesley E. Johnson, Jr...        --           --      56,456        43,224      $91,988        --
David W. Powell.........        --           --      11,483        57,417          --         --
W. Allen Putnam.........     15,437       67,151      8,632        36,909        6,726        --
Rob ten Hoedt...........        --           --       9,332        49,168          --         --

--------
(1) Represents the difference between the fair market value of the shares on the date of exercise and the exercise price multiplied by the number of option shares exercised.
(2) Represents only options that were "in-the-money" on June 30, 1999. The value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at June 30, 1999 and the exercise price of the options, times the number of options outstanding. Fair market value was determined based on a per share price of $2.469, which is the last sale price for the Company's common stock on June 30, 1999, the last trading day in the Company's fiscal year.

Report on Option Repricing

   Over its history, the Company has believed that the granting of stock options to employees has provided a significant incentive to the Company's employees to align their interest with those of the Company's shareholders. Substantially all the Company's employees have received options in the past. The Company's policy has been to grant options to key employees on their starting date and grant additional options to substantially all employees based upon performance. On October 13, 1998, when the fair market value of the Company's common stock was $3.625 per share, the Company's Compensation Committee reviewed the Company's outstanding options and determined that the Company had outstanding options at prices significantly above market.

   The Committee believed that because of the significant difference between the price of the Company's stock and the exercise price of these options, it was unlikely that these options would provide significant incentive for employees. Accordingly, the Compensation Committee determined that it was in the best interest of the Company to offer employees, a consultant and members of the Medical Advisory Board the ability to surrender their unexercised outstanding options for new options to purchase the same number of shares at an exercise price of $3.625 per share. All employee options issued upon surrender are subject to a new vesting period, with 1/48 of the shares vesting on the 13th day of each month following October 1998. Any new options granted to the consultant and the Medical Advisory Board members contain the same vesting provisions as the original surrendered options. As a result, 56 option holders surrendered options representing 547,021 shares for the new option program. Members of the Board of Directors were not given the right to surrender their outstanding director options for new options. See "Certain Transactions."

   The table below provides information with respect to such repricing.

                          Ten-Year Option Repricings

                                    Number of
                                     Shares    Market Price                         Length of Original
                                   Underlying  of Stock at  Exercise Price             Option Term
                                     Options     Time of      at Time of     New    Remaining at Date
                                   Repriced or Repricing or  Repricing or  Exercise  of Repricing or
Name                        Date   Amended(#)  Amendment($)  Amendment($)  Price($)     Amendment
----                      -------- ----------- ------------ -------------- -------- ------------------
John P. Costello........   3/19/98   125,000      $8.813        $17.50      $8.813  8 years, 11 months
                          10/13/98   125,000       3.625         8.813       3.625   9 years, 5 months
                                      50,000       3.625         8.188       3.625   9 years, 6 months
Wesley E. Johnson, Jr...  10/13/98    11,430       3.625         14.00       3.625   7 years, 7 months
                                      12,000       3.625         18.00       3.625   8 years, 8 months
                                      20,000       3.625         8.188       3.625   9 years, 6 months
David W. Powell.........   3/19/98    46,900       8.813        13.375       8.813   8 years, 6 months
                          10/13/98    46,900       3.625         8.813       3.625   9 years, 5 months
                                      12,000       3.625         18.00       3.625   8 years, 8 months
                                      10,000       3.625         8.188       3.625   9 years, 6 months
W. Allen Putnam.........  10/13/98    24,290       3.625         14.00       3.625   7 years, 7 months
                                       8,000       3.625         18.00       3.625   8 years, 8 months
Rob J. ten Hoedt........   3/19/98    50,000       8.813        13.563       8.813  9 years, 11 months
                          10/13/98    50,000       3.625         8.813       3.625   9 years, 5 months

Board Compensation Committee Report

   The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the Company's compensation program with respect to the Company's executive officers. This report shall not be deemed incorporated by reference to any filing under the Securities Act of 1933 or to the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either Act.

 Compensation Philosophy

   The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

   In establishing compensation for executive officers, the Company examines a variety of factors, including salaries for executives holding comparable positions in similarly situated companies, including companies in the medical device industry. The Company also seeks to establish an executive compensation program that provides incentives that will reward officers for pursuing the actions necessary to improve the Company's performance and increase long-term shareholder value.

   There are four elements to the Company's executive compensation program: base salary, cash bonuses, stock option exchange program and long-term stock-based incentives. The Company believes that there should be a strong relationship between executive compensation and achievement of corporate goals.

 Base Salary

   Executive base salaries have been based upon past performance, experience, responsibility and salary levels for persons holding similar positions in similarly situated companies.

 Cash Bonuses

   Bonuses are awarded to executive officers upon achievement of specific goals established at the beginning of the fiscal year.

 Stock Options

   Stock options are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels and past performance. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder's interest in enhancing shareholder value. Stock options have been awarded at an exercise price equal to the fair market on the date of grant and therefore have value only if the price of the Company's stock appreciates from the price on the date on which the stock options are granted. In this way, the Company's executive officers and shareholders benefit equally from such stock price appreciation. Stock options are awarded in a manner consistent with the Company's objective to provide a long-term equity interest in the Company and to provide an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, options generally vest over a four-year period.

 Stock Option Exchange Program

   To encourage stock ownership by executives, the Company offers a program that allows executives to elect to receive stock options in lieu of some or all of the cash bonuses. Currently under the program, participants receive an option on $3 of common stock at market value for every $1 of compensation exchanged. Stock options granted to named executives in fiscal 1999 under this program are disclosed in the "Summary Compensation Table."

 Chief Executive Officer Compensation

   On December 5, 1998, the Company entered into an employment agreement with Michael M. Selzer, Jr. under which Mr. Selzer agreed to serve as the Chief Executive Officer, President and a Director of the Company at a base salary of $200,000 per year, with salary increases subject to the discretion of the Company's Board of Directors. Mr. Selzer has a bonus target of 50% of his base salary based upon achievement of corporate goals. Under the employment agreement, Mr. Selzer also received 25,000 shares of Restricted Stock and Non-Qualified Stock Options to purchase 400,000 shares of Common Stock. Prior to entering into the employment agreement, the Company negotiated with Mr. Selzer regarding its terms, with particular emphasis on establishing a total compensation package which would induce Mr. Selzer to relinquish his significant responsibilities and earning potential with his prior employer. The Compensation Committee viewed this compensation as appropriate in light of Mr. Selzer's relevant experience in the medical device industry and the comparable compensation levels for chief executive officers in similarly situated companies.

   Mr. Selzer earned a bonus in the amount of $74,400 for fiscal 1999, of which he elected to take fifty percent in cash and the remainder in stock options. The bonus was determined based on achievement of specific goals established as part of the Company's 1999 Bonus Plan, including financial performance and product quality goals.

   Mr. Meyer resigned as President and Chief Executive Officer in October 1998. His fiscal 1999 salary was set at $185,000, and he did not receive any bonus for fiscal 1999. Mr. Meyer received the severance package described in "Employment Agreements," below.

       Submitted by the Compensation Committee of the Board of Directors

                      ROBERT R. MOMSEN   BOBBY I. GRIFFIN

Performance Graph

   The following graph compares the cumulative total shareholder return on the common stock of the Company from May 30, 1996, the first day of trading after the Company's initial public offering, to June 30, 1999, the end of the Company's fiscal year, with the cumulative total return of the Nasdaq Stock Market and the Hambrecht--Quist Healthcare (excluding biotechnology) Index over the same period (assuming the investment of $100 on May 30, 1996, the first day of trading after the Company's initial public offering, and the reinvestment of all dividends).


                COMPARISON OF 25 MONTH CUMULATIVE TOTAL RETURN*
          AMONG UROLOGIX, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
     AND THE HAMBRECHT & QUIST HEALTHCARE (EXCLUDING BIOTECHNOLOGY) INDEX

                                            Cumulative Total Return
                             ---------------------------------------------------
                             5/30/96       6/96       6/97       6/98      6/99

UROLOGIX, INC.               100.00        96.43     121.43      60.71     17.64
NASDAQ STOCK MARKET (U.S.)   100.00        96.27     117.08     154.16    220.30
HAMBRECHT & QUIST
 HEALTHCARE (EXCLUDING
 BIOTECHNOLOGY)              100.00        95.61     120.06     145.76    149.46

* $100 INVESTED ON 5/30/96 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30, 1998

Compensation of Directors

   Under the current terms of the Company's 1991 Stock Option Plan, persons serving as non-employee directors at the date of the annual shareholder meeting automatically receive a grant to purchase 5,000 shares at a price equal to fair market value on the date of grant. The options are immediately exercisable on the date of grant and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company. Each director is also reimbursed for expenses associated with attending Board of Directors meetings. Non-employee directors are also paid $1,000 per board meeting and $500 per committee meeting.

Employment Agreements

   The Company entered into an employment agreement with Mr. Selzer for his services as President, Chief Executive Officer and a Director. The agreement provides for a compensation and benefits package consisting of a base salary of $200,000 per year and a target cash bonus of 50% of the base salary. In addition, Mr. Selzer was granted a non-qualified stock option to purchase 400,000 shares of the Company's common stock at the closing price of the Company's common stock on the date of grant. The option vests in three tranches: the first 200,000 shares vest over four years beginning on the date of grant, the second 100,000 shares vest over four years beginning on the first anniversary of employment and the last 100,000 shares vest over the four-year period beginning on the second anniversary of employment. If a change of control (as defined in the Company's Stock Option Plan) occurs, any unvested options will automatically accelerate. In connection with his employment agreement, Mr. Selzer also received 25,000 shares of restricted stock. The shares are subject to forfeiture until January 4, 2000.

   The employment agreement is terminable at will by either the Company or Mr. Selzer. If his employment is terminated by the Company without Cause (as defined in the agreement), the Company will be obligated to pay Mr. Selzer's base salary for up to 12 months or until the date he secures other employment, whichever occurs first.

   Mr. Meyer resigned as President and Chief Executive Officer in October 1998. In connection with his resignation, Mr. Meyer entered into a severance agreement with the Company. Under the severance agreement, Mr. Meyer's monthly salary of $15,416 and certain employee insurance benefits were continued for nine months following his resignation. In addition, the Board of Directors waived the service requirement with respect to 23,750 option shares and extended the exercise period for those options for 60 days.

   The Company also has letter severance agreements with its other executive officers and key employees. Under the terms of their respective agreements, the Company has agreed that, if the employment of the executive officer or key employee is terminated without cause, the Company will pay the employee's salary for a period of six or twelve months or until such person has secured alternative employment, whichever occurs first.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. During the fiscal year ended June 30, 1999, all reports required by insiders were filed in a timely manner, except that Mr. Putnam and Mr. ten Hoedt each failed to report one option grant on Form 5 on a timely basis.

                             CERTAIN TRANSACTIONS

   In 1996, the Company entered into an international distribution agreement with Boston Scientific Corporation ("Boston Scientific"). Under the agreement, Boston Scientific was granted exclusive distribution rights for the Company's Targis System in all countries outside the United States and Japan. Prior to entering into this distribution agreement, Boston Scientific made an equity investment in the Company and currently holds approximately 5.1% of the Company's common stock. During the year ended June 30, 1999, the Company's product sales to Boston Scientific were not material. Under the distribution agreement, which was amended in February 1999, the Company assumed responsibility for market development of the Targis(TM) System and works with Boston Scientific to sell Targis Systems from Boston Scientific's inventory through the Company's direct sales force in Europe. The amount which Boston Scientific paid the Company for these services in fiscal 1999 exceeded five percent of the Company's gross revenues for that year. The Company also has a Co-Marketing Agreement with Boston Scientific, under which certain members of the Boston Scientific Microvasive Urology sales force assist in the promotion and marketing of the Urologix Targis System procedure among urologists throughout the United States. The fees paid to Boston Scientific for these services were not material in fiscal 1999. Paul A. LaViolette, a Senior Vice President of Boston Scientific Corporation and President of Boston Scientific International, is a director of the Company.

   The Company has had a Consulting Agreement with Dr. David C. Utz, a director of the Company, since September 1, 1993. The agreement has a one-year term, which has been annually extended to August 31, 2000. Dr. Utz provides consulting services to the Company in connection with the Medical Advisory Board, as well as general consultation in the Company's products and clinical evaluation of those products. In exchange for his services, Dr. Utz is paid $24,000 per year, and at September 15, 1999 had received non-qualified stock options to purchase an aggregate of 25,050 shares of the Company's common stock under the Consulting Agreement and as a Scientific Advisory Board member. In connection with the October 13, 1998 re-pricing of employee and Medical Advisory Board stock options and the stock options granted to Dr. Utz under his Consulting Agreement, Dr. Utz surrendered 12,000 options and received replacement options to purchase the same number of shares at an exercise price of $3.625 per share.

   M. Dann & Co., Inc., a company owned by Mitchell Dann, the Company's chairman, currently provides consulting services to the Company. These consulting services include, without limitation, assessing overall strategic direction, developing and monitoring patent strategy, and maintaining relationships with key physicians and the financial community. Additionally, Mr. Dann served as acting Chief Executive Officer of the Company from October 1998 to January 1999. For these services, the Company paid M. Dann & Co., Inc. an aggregate of $107,500 plus expenses in the amount of $24,000 during fiscal 1999. The Consulting Agreement commenced as of September 1, 1996 and has been renewed on an annual basis thereafter.

                             SHAREHOLDER PROPOSALS

   The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 2000 Annual Meeting of Shareholders is expected to be held on or about November 15, 2000, and proxy materials in connection with that meeting are expected to be mailed on or about October 11, 2000. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before June 14, 2000.

                                 ANNUAL REPORT

   An Annual Report of the Company setting forth the Company's activities and containing financial statements of the Company for the fiscal year ended June 30, 1999 accompanies this Notice of Annual Meeting and proxy solicitation material.


   The accounting firm of Arthur Andersen, LLP has served as independent public accountants for the Company for the year ended June 30, 1999. The Company has selected Arthur Andersen, LLP to serve as independent public accountants for the Company for the fiscal year ended June 30, 2000. The Company expects that a representative from Arthur Andersen, LLP will attend the Annual Meeting and be available to respond to appropriate shareholder questions.

                                    GENERAL

   The Company's Annual Report to Shareholders for the fiscal year ended June 30, 1999 is being mailed to shareholders with this Proxy Statement. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements schedules and amendments thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention:
Christopher R. Geyen, or by calling the Company at (612) 475-1400.

                                          By the Order of the Board of
                                           Directors

                                          /s/ Christopher R. Geyen
                                          Christopher R. Geyen, Secretary

--------------------------------------------------------------------------------




                                 UROLOGIX, INC.
                NOVEMBER 10, 1999 ANNUAL MEETING OF SHAREHOLDERS

  This Proxy is solicited on behalf of the Board of Directors of the Company.

The stockholder(s) named on this card hereby appoint Mitchell Dann, Michael M. Selzer, Jr. and Christopher R. Geyen, each of them, as their proxy, with power of substitution to vote at the Annual Meeting as directed below. The proxies may also vote, in their discretion, upon all other matters that may properly come before the Meeting, or any adjournment or adjournments thereof. The shares will be voted as if the shareholder(s) were personally present at the meeting. All former proxies are revoked. If not otherwise specified, shares will be voted as recommended by the Board of Directors.

  Please mark this proxy as indicated on the reverse side to vote on any item.

                   (Continued and to be signed on other side.)

                               Please detach here
--------------------------------------------------------------------------------


The Board of Directors Recommends a Vote FOR Item 1

1. ELECTION OF DIRECTORS:    01 Mitchell Dann        02 Susan Bartlett Foote
                             03 David C. Utz, M.D.

(Instructions: To withhold authority to        [_] Vote FOR    [_] Vote WITHHELD
vote for any indicated nominee, write the all nominees from all nominees number(s) of the nominee(s) in the box
provided to the right.)                        ---------------------------------

                                               ---------------------------------


2. I PLAN TO ATTEND THE MEETING                [_] Yes   [_] No

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box  [_] Indicate changes below:










Date_________________________

---------------------------------------

---------------------------------------

Signature(s) in Box

NOTE: Please date and sign exactly as name appears indicating, if appropriate, official position or capacity. If co-owners, both should sign.